                                                                 Exhibit 12 (b)
                              J. C. Penney Company, Inc.
                            and Consolidated Subsidiaries

              Computation of Ratios of Available Income to Fixed Charges








                                              52 weeks              53 weeks
                                                ended                 ended
                                               July 31,               Aug. 1,
     ($ Millions)                                1999                  1998
                                              __________          ____________

     Income from continuing operations        $     947             $     877
        (before income taxes and
        capitalized interest)

     Fixed charges

     Interest (including capitalized
     interest) on:

        Operating leases                            225                   180
        Short term debt                             123                   100
        Long term debt                              556                   559
        Capital leases                                2                     6
        Credit facility                               -                     -
        Other, net                                   (5)                   (9)
                                              _________             _________

     Total fixed charges                            901                   836
                                               _________             _________
     Total available income                   $   1,848             $   1,713
                                              =========             =========

     Ratio of available income to combined
        fixed charges and preferred stock
        dividend requirement                        2.1                   2.0
                                              =========             =========




     The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

     The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 week period are inappropriate.